As filed with the Securities and Exchange Commission on June 19, 2013 — Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INDEPENDENT BANK CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	38-2032782
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

230 W. Main Street, Ionia, Michigan 48846
(Address of Principal Executive Offices)

Independent Bank Corporation Long-Term Incentive Plan
(Full Title of the Plan)

Robert N. Shuster, 230 W. Main Street, Ionia, Michigan 48846
(Name and address of agent for service)

(616) 527-5820
(Telephone number, including area code, of agent for service)

Copies of Communications to:
Michael G. Wooldridge
Varnum LLP
Bridgewater Place, P.O. Box 352
Grand Rapids, Michigan 49501-0352
(616) 336-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock (no par value)	1,250,000	$6.07	$7,587,500	$1,034.94

(1)	The number of shares being registered is the additional number of shares available for the grant of awards under the Independent Bank Corporation Long-Term Incentive Plan that have not been previously registered.
(2)	For the purpose of computing the registration fee only, the price shown is based upon the price of $6.07 per share, the average of the high and low sale prices for the common stock of Independent Bank Corporation, as reported by the NASDAQ Global Select Market on June 13, 2013, in accordance with Rule 457(h).

Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, as amended, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

This Registration Statement contains a total of pages (plus exhibits).  The Exhibit Index is located on page 5.

EXPLANATORY NOTE

This Registration Statement is filed pursuant to General Instruction E of Form S-8 for the purpose of registering an additional 1,250,000 shares of common stock, no par value (the "Common Stock"), of Independent Bank Corporation, a Michigan corporation (the "Registrant"), issuable pursuant to the Registrant's Long-Term Incentive Plan. The Registrant's previously filed Registration Statement on Form S-8 (Registration No. 333-89072), as filed with the Securities and Exchange Commission (the "Commission") on May 24, 2002, is incorporated in this Registration Statement by reference, except for Items 3, 6, and 8 of such previously filed Registration Statement, which are replaced and superseded with the Items 3, 6, and 8 set forth in this Registration Statement below.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Commission are incorporated in this Registration Statement by reference:

(a)	The Annual Report on Form 10-K for the Registrant for the year ended December 31, 2012;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2012;

(c)	The description of the Registrant's common stock contained in the Registrant's Registration Statement (File No. 0-7818 ) filed pursuant to Section 12(g) of the Exchange Act.

All other reports or documents filed by the Registrant pursuant to the requirements of Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports or documents. Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers

Michigan Business Corporation Act.  The Registrant is organized under the Michigan Business Corporation Act (the "MBCA") which, in general, empowers Michigan corporations to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another enterprise, against expenses, including attorneys' fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

The MBCA also empowers Michigan corporations to provide similar indemnity to such a person for expenses, including attorneys' fees and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, except in respect of any claim, issue, or matter in which the person has been found liable to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred. If a person is successful in defending against a derivative action or third party action, the MBCA requires that a Michigan corporation indemnify the person against expenses incurred in the action.

The MBCA also permits a Michigan corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities. The Registrant has obtained a policy of directors' and officers' liability insurance.

The MBCA further permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty. However, the MBCA does not eliminate or limit the liability of a director for any of the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 551 of the MBCA; or (iv) an intentional criminal act. If a Michigan corporation adopts such a provision, then the Michigan corporation may indemnify its directors without a determination that they have met the applicable standards for indemnification set forth above, except, in the case of an action or suit by or in the right of the corporation, only against expenses reasonably incurred in the action. The foregoing does not apply if the director's actions fall into one of the exceptions to the limitation on personal liability discussed above, unless a court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances.

Registrant's Articles of Incorporation and Bylaws.  The Registrant's Restated Articles of Incorporation, as amended, provide, among other things, for the indemnification of directors and officers and authorize the Board of Directors to indemnify other persons in addition to the officers and directors. Directors and officers are indemnified against any actual or threatened civil, criminal, administrative, or investigative action, suit, or proceeding in which the director or officer is a witness or which is brought against such officer or director while serving at the request of the Company.

Insurance.  The Registrant's Restated Articles of Incorporation, as amended, authorize the purchase of insurance for indemnification purposes and that the right of indemnity in the Restated Articles of Incorporation, as amended, is not the exclusive means of indemnification.

Indemnification Agreements.  The Registrant has entered into Indemnification Agreements with each of its directors that provides for additional indemnity protection for the directors, consistent with the provisions of the MBCA.

Item 8.	Exhibits

A list of exhibits to this Registration Statement is set forth in the Exhibit Index appearing on page 5 of this Registration Statement and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ionia, State of Michigan, on the 18th day of June, 2013.

INDEPENDENT BANK CORPORATION

/s/ Robert N. Shuster
By:	Robert N. Shuster
Its:	Executive VP and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William B. Kessel and Robert N. Shuster, and each of them, his/her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below, on the dates indicated, by the following persons in the capacities indicated.

Signature	Capacity	Date

/s/ Robert N. Shuster	Executive Vice President and Chief Financial	June 18, 2013
Robert N. Shuster	Officer (Principal Financial Officer)

/s/ William B. Kessel	Director, President, and Chief Executive Officer	June 18, 2013
William B. Kessel	(Principal Executive Officer)

/s/ James J. Twarozynski	Senior Vice President and Controller	June 18, 2013
James J. Twarozynski	(Principal Accounting Officer)

/s/ Michael M. Magee, Jr.	Executive Chairman and Director	June 18, 2013
Michael M. Magee, Jr.

/s/ Donna J. Banks	Director	June 18, 2013
Donna J. Banks

/s/ William J. Boer	Director	June 17, 2013
William J. Boer

/s/ Jeffrey A. Bratsburg	Director	June 14, 2013
Jeffrey A. Bratsburg

/s/ Stephen L. Gulis, Jr.	Director	June 18, 2013
Stephen L. Gulis, Jr.

/s/ Terry L. Haske	Director	June 14, 2013
Terry L. Haske

/s/ Robert L. Hetzler	Director	June 14, 2013
Robert L. Hetzler

/s/ James E. McCarty	Director	June 15, 2013
James E. McCarty

/s/ Charles A. Palmer	Director	June 18, 2013
Charles A. Palmer

/s/ Charles C. Van Loan	Director	June 14, 2013
Charles C. Van Loan

EXHIBIT INDEX

Exhibit 4.1
Amended and Restated Articles of Incorporation, conformed through May 12, 2009 (incorporated herein by reference to Exhibit 3.1 to our Form S-4 Registration Statement dated January 27, 2010, filed under registration No. 333-164546)

Exhibit 4.1 (a)	Amendment to Article III of the Articles of Incorporation (incorporated herein by reference to Exhibit 99.1 to our current report on Form 8 K dated February 1, 2010 and filed February 3, 2010)

Exhibit 4.1 (b)	Amendment to Article III of the Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to our current report on Form 8 K dated April 9, 2010 and filed April 9, 2010)

Exhibit 4.1 (c)
Certificate of Designations for Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series B, filed as an amendment to the Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to our current report on Form 8 K dated April 16, 2010 and filed April 21, 2010)

Exhibit 4.1 (d)	Amendment to Article III of the Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to our current report on Form 8 K dated August 31, 2010 and filed August 31, 2010)

Exhibit 4.1 (e)
Certificate of Designations for Series C Junior Participating Preferred Stock, filed as an amendment to the Articles of Incorporation (incorporated by reference to Exhibit 4.2 to our Registration Statement on Form 8-A dated November 15, 2011 and filed November 15, 2011)

Exhibit 4.2
Amended and Restated Bylaws, conformed through December 8, 2008 (incorporated herein by reference to Exhibit 3.2 to our current report on Form 8-K dated December 8, 2008 and filed on December 12, 2008)

Exhibit 4.3	Independent Bank Corporation Long Term Incentive Plan, as amended through January 25, 2013 (incorporated herein by reference to Appendix A to the Registrant's Proxy Statement filed on March 13, 2013)

Exhibit 5	Opinion of Varnum LLP with respect to the legality of the securities being registered*

Exhibit 23.1	Consent of Crowe Horwath LLP, Independent Registered Public Accounting Firm*

Exhibit 23.2	Consent of Varnum LLP (included with the opinion filed as Exhibit 5)*

Exhibit 24	Power of Attorney (included in the signature page hereto)*

* Filed herewith